CERTIFICATE OF AMENDMENT

TO

CERTIFICATE OF INCORPORATION

OF

SECURUS TECHNOLOGIES, INC.

It is hereby certified that:

1.	The name of the corporation is Securus Technologies, Inc. (the “Corporation”).
2.	The Certificate of Incorporation of the Corporation is hereby amended by striking out Article V thereof in its entirety and by substituting in lieu of said Article V the following new Article V:

“ARTICLE V

The Corporation shall have the authority to issue 1,000,000 shares of capital stock, $.01 par value per share, of which 925,000 shares are designated Common Stock, $.01 par value per share (the “Common Stock”), and 75,000 shares are designated Class B Common Stock, $.01 par value per share (the “CLASS B COMMON STOCK”).

A.	COMMON STOCK

1. DIVIDENDS. The holders of the Common Stock and the Class B Common Stock shall be entitled to receive such dividends, if any, when, as and if declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of the holders of capital stock of the Corporation.

2. LIQUIDATION PREFERENCE. In the event of any liquidation, dissolution or winding up of the Corporation, whether voluntary or involuntary, before any distribution may be made with respect to the Class B Common Stock or any other class of series of capital stock, holders of each share of the Common Stock shall be entitled to be paid out of the assets of the Corporation available for distribution to holders of the Corporation's capital stock of all classes, whether such assets are capital, surplus, or capital earnings, an amount equal to $57 per share (which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock) plus all accrued or declared and unpaid dividends thereon.

3. VOTING RIGHTS. The holders of the Common Stock and the Class B Common Stock shall be entitled to collectively vote as a single class on each matter on which the stockholders of the Corporation shall be entitled to vote, and each holder of the Common Stock and the Class B Common Stock shall be entitled to one (1) vote for each share of such stock held by such holder. There shall be no cumulative voting by the holders of the Common Stock and the Class B Common Stock.

4. VESTING. The Class B Common Stock is subject to certain time-based and performance-based vesting criteria. The terms of such vesting criteria shall be set forth in the Restricted Stock Purchase Agreements entered into by and between the Corporation and the holders of the Class B Common Stock from time to time (collectively, the "RESTRICTED PURCHASE AGREEMENTS").

5. CONVERSION RIGHTS FOR THE CLASS B COMMON STOCK. The holders of the Class B Common Stock shall have following rights with respect to the conversion of the Class B Common Stock into shares of Common Stock:

(a) GENERAL. Subject to and in compliance with the provisions of this Section A.5, each share of Class B Common Stock that is fully vested pursuant to Section A.4 hereof may, at the option of the holder, be converted into fully-paid and non-assessable shares of Common Stock. The number of shares of Common Stock to which a holder of shares of Class B Common Stock shall be entitled upon conversion shall be equal to (i) the Applicable Conversion Rate for the applicable class of Class B Common Stock multiplied by (ii) the number of shares of Class B Common Stock being converted.

(b) APPLICABLE CONVERSION RATE FOR THE CLASS B COMMON STOCK. The "APPLICABLE CONVERSION RATE FOR THE CLASS B COMMON STOCK" shall initially be one (1), which amount shall be subject to equitable adjustment whenever there shall occur a stock split, combination, reclassification or other similar event involving the Common Stock. Upon any such event, the Applicable Conversion Rate for the Class B Common Stock shall be adjusted by multiplying the then effective Applicable Conversion Rate for the Class B Common Stock by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately after such event and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such event, and the product so obtained shall thereafter be the Applicable Conversion Rate for the Class B Common Stock.

(c) CAPITAL RECLASSIFICATION. If the Common Stock issuable upon the conversion of the Class B Common Stock shall be changed into the same or different number of shares of any class or classes of stock, whether by capital reclassification or otherwise (other than a subdivision or combination of shares provided for elsewhere in this Section A.5), then and in each such event, the holder of each share of Class B Common Stock shall have the right thereafter to convert such shares into the kind and amount of shares of stock and other securities and property receivable upon such capital reclassification or other change by holders of the number of shares of Common Stock into which such shares of Class B Common Stock might have been converted immediately prior to such capital reclassification or other change, subject to the vesting criteria referred to in Section A.4 hereof.

B.	CONVERSION MECHANICS.

1. CERTIFICATE AS TO ADJUSTMENTS; NOTICE BY CORPORATION. In each case of an adjustment or readjustment of the Applicable Conversion Rate for the Class B Common Stock, the Corporation at its expense will furnish each holder of such Class B Common Stock with a certificate, executed by the president and chief financial officer (or in the absence of a person designated as the chief financial officer, by the treasurer) showing such adjustment or readjustment, and stating in detail the facts upon which such adjustment or readjustment is based.

2. EXERCISE OF CONVERSION PRIVILEGE. To exercise its conversion privilege, a holder of Class B Common Stock shall surrender the certificate or certificates representing the shares being converted to the Corporation at its principal office, and shall give written notice to the Corporation at that office that such holder elects to convert such shares. Such notice shall also state the name or names (with address or addresses) in which the certificate or certificates for shares of Common Stock issuable upon such conversion shall be issued. The certificate or certificates for shares of Class B Common Stock surrendered for conversion shall be accompanied by proper assignment thereof to the Corporation or in blank. The date when such written notice is received by the Corporation, together with the certificate or certificates representing the shares of Class B Common Stock being converted, shall be the "CONVERSION DATE." As promptly as practicable after the Conversion Date, the Corporation shall issue and shall deliver to the holder of the shares of Class B Common Stock being converted, or on its written order, such certificate or certificates as it may request for the number of whole shares of Common Stock issuable upon the conversion of such shares of Class B Common Stock in accordance with the provisions of this Certificate of Incorporation, and cash, as provided in Section B.3, in respect of any fraction of a share of Common Stock issuable upon such conversion. Such conversion shall be deemed to have been effected immediately prior to the close of business on the Conversion Date, and at such time the rights of the holder as holder of the converted shares of Class B Common Stock shall cease and the person or persons in whose name or names any certificate or certificates for shares of Common Stock shall be issuable upon such conversion shall be deemed to have become the holder or holders of record of the shares of Common Stock represented thereby. The Corporation shall pay any taxes payable with respect to the issuance of Common Stock upon conversion of the Class B Common Stock, other than any taxes payable with respect to income by the holders thereof.

3. CASH IN LIEU OF FRACTIONAL SHARES. The Corporation may, if it so elects, issue fractional shares of Common Stock or scrip representing fractional shares upon the conversion of shares of Class B Common Stock. If the Corporation does not elect to issue fractional shares, the Corporation shall pay to the holder of the shares of Class B Common Stock which were converted a cash adjustment in respect of such fractional shares in an amount equal to the same fraction of the market price per share of the Common Stock (as determined in a reasonable manner prescribed by the Board of Directors) at the close of business on the Conversion Date. The determination as to whether or not any fractional shares are issuable shall be based upon the total number of shares of Class B Common Stock being converted at any one time by any holder thereof, not upon each share of Class B Common Stock being converted.

4. PARTIAL CONVERSION. In the event some but not all of the shares of Class B Common Stock represented by a certificate or certificates surrendered by a holder are converted, the Corporation shall execute and deliver to or on the order of the holder, at the expense of the Corporation, a new certificate representing the number of shares of Class B Common Stock which were not converted.

5. RESERVATION OF COMMON STOCK. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Class B Common Stock, and if at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Class B Common Stock, the Corporation shall take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

6. SALE OF THE CORPORATION. Except as otherwise provided in a Restricted Stock Purchase Agreement evidencing the right to purchase shares of Class B Common Stock, immediately following the closing of a Sale of the Corporation (as such term is defined in the Stockholders Agreement of the Corporation), shares of Class B Common Stock that remain unvested following the consummation of such Sale of the Corporation shall terminate and be deemed to be no longer issued and outstanding, regardless of whether or not the holders of such Class B Common Stock surrender to the Corporation the certificates representing such Class B Common Stock. Such shares of the unvested Class B Common Stock shall be deemed canceled without any further action on the part of, or the giving of notice by, either the Corporation or any holder of Class B Common Stock.”

3.

The amendment of the Certificate of Incorporation herein certified has been duly adopted and written consent has been given in accordance with the provisions of Sections 228 and 242 of the Delaware General Corporation Law.

Dated: March 15, 2007

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By:

Printed Name:

Title: